Exhibit 99.1

                                                           For Immediate Release

             SpectraSite HOLDINGS completes acquisition of WESTOWER

     Cary, NC., September 2, 1999--SpectraSite Holdings, Inc. (Nasdaq: SITE) today announced that it has completed the acquisition of Vancouver, WA-based Westower Corp. (Amex: WTW), a leading wireless communications tower development and construction firm.

The transaction, which was approved today by the Westower shareholders, was accounted for as a purchase in which 1.81 shares of SpectraSite common stock were exchanged for each outstanding share of Westower stock. The merger agreement was announced on May 17, 1999.

The combined company will be known as SpectraSite Holdings, Inc., and will trade on Nasdaq under the symbol "SITE" beginning September 3, 1999.

SpectraSite is a leader in the tower  industry,  with a nationwide  portfolio of
approximately   2,400  towers,   1,200   employees,   and  annual   revenues  of
approximately $175 million.

"We're pleased to announce the completion of the acquisition of Westower," said Stephen Clark, CEO of SpectraSite. "This merger represents the continuation of our strategy to expand our tower inventory, operational capabilities and geographic reach. Combining the capabilities of SpectraSite and Westower maximizes our ability to complete systems development on behalf of carriers with increased speed and quality."

Morgan Stanley Dean Witter, Goldman Sachs and Credit Suisse First Boston have agreed to serve as market makers.

About SpectraSite Communications Inc.
SpectraSite Communications Inc. (www.spectrasite.com), based in Cary, NC, is a leading owner and operator of communications towers for the wireless telecommunications industry. SpectraSite owns nearly 2,400 towers in 45 of the top 50 population centers in the United States, with clusters of towers in major markets including Los Angeles, Chicago, San Francisco, Detroit, Atlanta, Dallas, Boston, Cleveland, St. Louis, Seattle, Tampa, Charlotte, Norfolk and Nashville. SpectraSite has regional offices in the New York, Atlanta, Chicago and San Francisco areas, from which it offers comprehensive turnkey services, including project management, site acquisition services, construction and design, build-to-suit, purchase/leaseback, tower leasing, and tower management and maintenance services to facilitate wireless systems development.

About Westower Corporation
Westower Corporation (www.westower.com), based in Vancouver, WA, is a leading integrated tower company that provides complete tower services. The company designs, builds, engineers and maintains, as well as owns and operates, towers for sending and receiving microwave, cellular, PCS, paging and specialized mobile radio technologies for broadcast, telephone and utility companies in the United States, Canada and Brazil.

This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications,
(iii) the success of the Company's tower construction program and (iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

                                       ###


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CONTACT:
          SpectraSite- Investor Relations       SpectraSite- Media Relations
          Dave Tomick                           Noreen Allen
          919-468-0112                          610-992-0889
          tomickd@spectrasite.com               noreen.allen@demgroup.com

          Westower-Investor Relations           Westower-Media Relations
          Peter Lucas                           Jeffrey Goldberger
          604-576-4755                          212-888-0044
          plucas@westower.com                   goldberg@sternco.com